Exhibit 4.10

Amended and Restated Exclusive Business Cooperation Agreement

This amended and restated Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on January 19, 2022 in Hangzhou, the People’s Republic of China (“China” or the “PRC”).

Party A:     Hangzhou Tuya Information Technology Co., Ltd. (formerly known as Hangzhou Aixiangji Technology Co., Ltd.)

Address:    Room 701, Tower 3, Zhe Shang Cai Fu Center, Xihu District, Hangzhou

Party B:     Hangzhou Tuya Technology Co., Ltd.

Address:    Room 602, Tower 1, Huace Center, Sandun Town, Xihu District, Hangzhou

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas,

1.	The Parties are the parties who entered into the Exclusive Business Cooperation Agreement (hereinafter referred to as the “Original Agreement”) dated December 23, 2014. The Original Agreement provided that, the parties should agree in written before any amendment, modifications or supplement was made to the Original Agreement. The Parties intend to enter into this Agreement to amend, restate and replace all the rights and obligations under the Original Agreement with the rights and obligations provided in this Agreement, while any specific agreement signed under the Original Agreement shall remain

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effective regardless of this amendment and restatement, and on the occasion of any difference, this Agreement may prevail.

2.	Party A is a wholly foreign owned enterprise established in China, and has the necessary resources to provide technical and consulting services;
3.

Party B is a company established in China with exclusively domestic capital and is permitted by relevant PRC government authorities to engage in the following business: basic software service, application software service; technology development, consulting, service, transfer and training of computer and software; advertisement design, production, agency and publication (excluding web advertisement); sale of computer, software and ancillary equipments and electronic devices (excluding electronic publication); value- added telecommunication business: software and hardware of computers and its ancillary equipment, electronic products, communication products (excluding those under special government control), smart devices, household appliances, houseware, network equipment, lamps, security products, environmental protection equipment, digital products, sensors, gardening tools, medical devices (Class II only). The businesses conducted by Party B currently and any time during the term of this Agreement are collectively referred to as the “Principal Business”;

4.

Party A is willing to provide Party B with technical support, consulting services and other services on exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in technology, human resources, and information, and Party B is willing to accept such services provided by Party A or Party A's designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

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1.	Services Provided by Party A
1.1

Party B hereby appoints Party A as Party B's exclusive services provider to provide Party B with comprehensive technical support, consulting services and other services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, including but not limited to the follows:

(1)	Licensing Party B to use any software legally owned by Party A;
(2)	Development, maintenance and update of software involved in Party B’s business;
(3)	Design, installation, daily management, maintenance and updating of network system, hardware and database design;
(4)	Technical support and training for employees of Party B;
(5)

Assisting Party B in consultancy, collection and research of technology and market information (excluding market research business that wholly foreign-owned enterprises are prohibited  from conducting under PRC law);

(6)	Providing business management consultation for Party B;
(7)	Providing marketing and promotion services for Party B;
(8)	Providing customer order management and customer services for Party B;
(9)	Leasing of equipments or properties; and
(10)	Other services requested by Party B from time to time to the extent permitted under PRC law.

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Both Parties understand that the service offered by Party A is limited to the scope of business approved; if Party B demands any service from Party A beyond the scope of business approved, Party A will apply for a larger scope of business to the maximum extent permitted by laws and provide the relevant service after a larger scope of business is approved. In addition, Party A is entitled to suspend or terminate all or part of the service mentioned above to Party B without assuming any legal responsibility if it’s in compliance with PRC laws.

1.2

Party B agrees to accept all the services provided by Party A. Party B further agrees that unless with Party A's prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar services provided by any third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated by this Agreement. Party A may appoint other parties, who may enter into certain agreements described in Section 1.3 with Party B, to provide Party B with the services under this Agreement.

1.3	Service Providing Methodology and Finance Support
1.3.1

Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into further service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, manner, personnel, and fees for the specific services.

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1.3.2

To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into equipment or property leases with Party A or any other party designated by Party A which shall permit Party B to use Party A's relevant equipment or property based on the needs of the business of Party B.

1.3.3

Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, at Party A’s sole discretion, any or all of the assets and business of Party B, to the extent permitted under PRC law, at the lowest purchase price permitted by PRC law. The Parties shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of the assets.

1.3.4

To ensure that Party B meets the requirement of cash flow in daily operation and/or to offset any losses incurred in the process of its operation, Party A shall, depending on the actual situation, provide Party B with financial support (only to the extent and in a manner permitted by PRC laws). Party A may provide Party B with financial support by way of bank entrusted loans or other appropriate loans, and enter into  separate agreements where necessary.

2.	The Calculation and Payment of the Service Fees
2.1	The fees payable by Party B to Party A during the term of this Agreement shall be calculated as follows:

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2.1.1

Party B shall pay service fee to Party A on regular basis. The service fee for each installment shall consist of management fee and fee for services provided, the aggregate amount of which equals to the balances of the total income deducting cost and taxes (excluding enterprise income tax) as well as other fees reserved or withdrawn according to the requirements of laws and regulations, and single management fee and fee for services provided shall be determined by Party A after considering:

(1)	Complexity and difficulty of the services provided by Party A;
(2)	Title of and time consumed by employees of Party A providing the services;
(3)	Contents and value of the services provided by Party A;
(4)	Market price of the same type of services;
(5)	Operation conditions of the Party B.
2.1.2

If Party A transfers technology to Party B or develops software or other technology as entrusted by Party B or leases equipments or properties to Party B, the technology transfer price, development fees or rent shall be determined by the Parties based on the actual situations.

2.1.3

Party A has the right to summarize the service fee on schedule (the specific period shall be determined by Party A at its own discretion), and send the service fee bill to Party B on a regular basis and notify Party B. Party B shall pay the service fee to the bank account designated by Party A within ten days after receiving such notice. Party B shall fax or mail the copy of the

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remittance voucher to Party A within ten days after the remittance.

3.	Intellectual Property Rights and Confidentiality Clauses
3.1

Party A shall have exclusive and proprietary ownership, rights and interests in any and all intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others. Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A at its sole discretion for the purposes of vesting any ownership, right or interest of any such intellectual property rights in Party A, and/or perfecting the protections for any such intellectual property rights in Party A.

3.2

If the development is carried out by Party A based on the intellectual property rights of Party B, Party B must ensure that there are no defects in the intellectual property rights, otherwise Party B shall assume the losses caused to Party A. If Party A hereby assumes the liability for compensation to any third party, after making such compensation, Party A has the right to recover all its losses from Party B.

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3.3

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third party, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

4.	Representations and Warranties
4.1	Party A hereby represents, warrants and covenants as follows:
4.1.1

Party A is a wholly foreign owned enterprise legally established and validly existing in accordance with the laws of China; Party A or the service providers designated by Party A will obtain all government permits and licenses for providing the service under this Agreement before providing such services.

4.1.2	Party A has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and

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approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement. Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or  regulation.

4.1.3	Without violating the laws of China, this Agreement constitutes Party A’s legal, valid and binding obligations, enforceable against it in accordance with its terms.
4.2	Party B hereby represents, warrants and covenants as follows:
4.2.1

Party B is a company legally established and validly existing in accordance with the laws of China and has obtained and will maintain all permits and licenses for engaging in the Principal Business. In all matters that Party A must engage in to effectively perform its duties and obligations under this Agreement, Party B shall assist and provide Party A with full cooperation and actively cooperate with the services provided by Party A, accept Party A’s reasonable opinions and suggestions on Party B’s business, and pay the service fees to Party A in full and in time according to the provisions of this Agreement.

4.2.2

Party B has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or  regulation.

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4.2.3	Without violating the laws of China, this Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.
5.	Term of Agreement
5.1

This Agreement shall become effective upon execution by the Parties. Unless terminated in accordance with the provisions of this Agreement or terminated in writing by Party A, this Agreement shall remain effective.

5.2

During the term of this Agreement, each Party shall renew its operation term prior to the expiration thereof so as to enable this Agreement to remain effective. This Agreement shall be terminated upon the expiration of the operation term of a Party if the application for renewal of its operation term is not approved by relevant government authorities.

5.3	The rights and obligations of the Parties under Sections 3, 6, 7 and this Section 5.3 shall survive the termination of this Agreement.
6.	Governing Law and Resolution of Disputes
6.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

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6.2

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party's request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its arbitration rules. The arbitration shall be conducted in Shanghai. The arbitration award shall be final and binding on both Parties. Subject to the provisions of the laws of China, the arbitrator may impose restrictions on and/or dispose of Party B’s equity interests or land and other assets (such as for award of remedies), grant injunction (such as for the conduct of business or compelling the transfer of assets), or grant other interim relief, or order winding up of Party B through arbitration. Both Parties agree that subject to the provisions of the laws of China, pending the formation of the arbitration tribunal or in appropriate cases, the courts with jurisdiction (including the courts in Hong Kong, the place of incorporation of the listed company associated with Party A, the place of incorporation of Party B, and the place where the principal assets of listed company associated with Party A or Party B are located) shall have the right to grant interim relief in support of the arbitration. The validity of this Section shall not be subject to any change, cancellation or termination of this Agreement. After the arbitration award takes effect, either Party shall have the right to apply to the said courts with jurisdiction for enforcement of the arbitration award.

6.3

Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective rights under this Agreement and perform  their respective obligations under this Agreement.

7.	Breach of Agreement and Indemnification

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7.1

If Party B conducts any material breach of any term of this Agreement, Party A shall have right to terminate this Agreement and/or require Party B to indemnify all damages; this Section 7.1 shall not prejudice any other rights of Party A herein.

7.2	Unless otherwise required by applicable laws, Party B shall not have any right to terminate this Agreement in any event.
7.3

Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the services provided by Party A to Party B pursuant this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

8.	Force Majeure
8.1

In the case of any force majeure events (“Force Majeure”) such as earthquake, typhoon, flood, fire, flu, war, strikes or any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party, which directly or indirectly causes the failure of either Party to perform or completely perform this Agreement, then the Party affected by such Force Majeure shall give the other Party written notices without any delay, and shall provide details of such event within 15 days after sending out such notice, explaining the reasons for such failure of, partial or delay of performance.

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8.2

If such Party claiming Force Majeure fails to notify the other Party and furnish it with proof pursuant to the above provision, such Party shall not be excused from the non-performance of its obligations hereunder. The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured. Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party.

8.3

In the event of Force Majeure, the Parties shall immediately consult with each other to find  an  equitable  solution  and  shall use all reasonable endeavours to minimize the consequences of such Force Majeure.

9.	Notices
9.1

All notices and  other  communications  required  or  permitted  to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

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9.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).
9.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:        Hangzhou Tuya Information Technology Co., Ltd.

Address:       Room 701, Tower 3, Zhe Shang Cai Fu Center, Xihu District, Hangzhou

Attn:             Liaohan CHEN

Party B:        Hangzhou Tuya Technology Co., Ltd.

Address:       Room 602, Tower 1, Huace Center, Sandun Town, Xihu District, Hangzhou

Attn:             Liaohan CHEN

9.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.
10.	Assignment
10.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

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10.2

Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party and in case of such assignment, Party A is only required to give written notice to Party B and does not need any consent from Party B for such assignment.

10.3

The rights and obligations under this Agreement shall be legally binding on the assignee and successor of the rights and obligations of the Parties to the Agreement (regardless of whether the transfer of such rights and obligations is caused by acquisition, reorganization, inheritance, assignment or other reasons).

11.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.	Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement. To the extent that it is reasonably practicable and not in violation of the laws

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of China, the Parties hereto shall modify this Agreement in relation to the laws and regulations or regulatory opinions issued by the regulatory authorities in the place where the controlling shareholder of Party A is listed so that this Agreement meets the relevant requirements, if necessary.

13.	Language and Counterparts

This Agreement is written in both Chinese and English language in two copies, each Party having one copy. The Chinese version and English version shall have equal legal validity.

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IN WITNESS WHEREOF. The Parties have caused their authorized representatives to execute this Amended and Restated Exclusive Business Cooperation Agreement as of the date first above written.

Party A:	Hangzhou Tuya Information Technology Co., Ltd.

By:	/s/ Liaohan CHEN
Name:	Liaohan CHEN
Title:	Legal Representative

IN WITNESS WHEREOF. The Parties have caused their authorized representatives to execute this Amended and Restated Exclusive Business Cooperation Agreement as of the date first above written.

Party B:	Hangzhou Tuya Technology Co., Ltd.

By:	/s/ Liaohan CHEN
Name:	Liaohan CHEN
Title:	Legal Representative